Exhibit 23.2

CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-41362, 333-60162, 333-64974, 333-86958, and 333-111651 of I-many, Inc. and subsidiaries (the “Company”) on Form S-8 and in Registration Statement Nos. 333-68924, 333-76716, 333-85044, 333-88714, and 333-105088 of the Company on Form S-3 of our report dated March 15, 2004 (March 16, 2006 as to the effect of the restatement discussed in Note 2 to the consolidated financial statements) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the Company’s 2003 consolidated statement of cash flows) relating to the consolidated financial statements of the Company for the year ended December 31, 2003 appearing in this Annual Report on Form 10-K/A of the Company for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

April 10, 2006